Exhibit 23-a

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 dated July 24, 2015) pertaining to the DIRECTV 2010 Stock Plan, the DIRECTV 401(k) Savings Plan, and the Liberty Entertainment, Inc. Transitional Stock Adjustment Plan, for the registration of 38,000,000 shares of AT&T Inc. (AT&T) common stock, of our reports dated February 20, 2015, with respect to the consolidated financial statements of AT&T, and the effectiveness of internal control over financial reporting of AT&T, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2014 and the financial statement schedule of AT&T included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
July 24, 2015